Signature Page

The following form of signature shall follow items 79, 85, 88, 104, 110 or 132 as appropriate.

This report is signed on behalf of the registrant (or depositor or trustee).

City of: Arlington State of: Virginia Date: March 1, 2017

Name of Registrant, Depositor, or Trustee: HOMESTEAD FUNDS

	/s/ Danielle Sieverling	/s/ Alexander Nagy
By:	(Name and Title):	Witness (Name and Title):
	Danielle Sieverling	Alexander Nagy
	Chief Compliance Officer	Senior SEC Compliance Analyst